UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 7, 2013

QUINT MEDIA INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52218	20-2590810
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification No.)

3250 NE 1st. Ave., Suite 305, Miami, Florida 33137
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (786) 431-2174

PEDIATRX INC.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 7, 2013, Dr. Cameron Durrant resigned as our President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and director. Dr. Durrant’s resignation was not as a result of any disagreement on any matter relating to our company’s operations, policies or practices. Dr. Durrant will continue to assist our company with business development opportunities.

On the same day, we appointed Constantin Dietrich, a member of our board of directors, as our President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer.

Constantin Dietrich, Director

Mr. Dietrich has over 20 years of experience in private equity, investing, marketing, media and executive/management leadership. Since March 2012, he has acted as the Chief Executive Officer of Lakefield Media Holding AG, a company that he founded to acquire and leverage established digital and social media properties, located in Switzerland. Mr. Dietrich has expertise in social networks and social discovery. Mr. Dietrich holds a Bachelor of Science degree in business administration from UC of Syracuse University.

Transactions with Related Persons

Except as disclosed below, since March 1, 2011, there have been no transactions, or currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years ($9,570), and in which Mr. Dietrich or any member of his immediate family (including his spouse, parents, children, siblings and in-laws) had or will have a direct or indirect material interest.

On April 5, 2013, and pursuant to a purchase and sale agreement dated for reference March 5, 2013, Dr. Durrant sold to Mr. Dietrich, 4,250,000 shares of our common stock for total consideration of $51,000. Mr. Dietrich paid the $51,000 purchase price for these shares using cash on hand. In addition, Mr. Dietrich assumed all of Dr. Durrant’s obligations under the LockUp Agreement between Dr. Durrant and our company dated February 9, 2011, pursuant to which 2,833,333 of the 4,250,000 shares sold by Dr. Durrant remain “locked up”. Our company has consented to the transfer of the shares and to the assignment and assumption of the obligations under the Lock-Up Agreement.

On April 26, 2013, we entered into a non-binding letter of intent with Lakefield Media Holding AG to acquire the Slickx name, technology, source code, domain name and all other tangible and intangible assets relating to internet portals and platforms commonly known as “Slickx” for $50,000. In addition, the letter of intent provides that for a period of one year, Lakefield will not enter into discussions or negotiations with respect to an acquisition of its assets or company. During this time, we may negotiate with Lakefield the terms of a sale of all of the remaining assets of Lakefield, either by way of an asset sale or through the sale of all of the outstanding securities of Lakefield, for consideration consisting of a maximum of 10,650,000 shares of our common stock. The completion of the transactions contemplated by the letter of intent is subject to the entry into definitive formal agreements. There is no assurance that the transactions contemplated by the letter of intent will be completed as planned.

Constantin Dietrich is the founder and Chief Executive Officer of Lakefield.

On May 17, 2013, we entered into a Web Site Asset Purchase Agreement with Lakefield Media Holding AG and its wholly-owned subsidiary, Flawsome XLerator GmBH (Switzerland) to acquire the internet domain name “Slickx.com”, the website and related software, intellectual property rights, accounts, contracts, goodwill and infrastructure for $50,000. On May 21, 2013, we completed the acquisition of these assets and paid $50,000 to Lakefield.

On May 29, 2013 we entered into a consulting agreement with Flawsome XLerator GmbH (Switzerland), whereby Flawsome agreed to provide us with certain services, including general management, product management, requirements engineering, quality management, project management, design creation, development team lead, deployment management, content management, reporting services, web development, mobile development, basic content creation, server hosting and monitoring and update services. In return, we agreed to pay Flawsome a consulting fee on a monthly basis. The agreement will terminate on December 31, 2013 or by either party with two months’ notice.

We expect to compensate Mr. Dietrich an annual salary of $200,000 plus bonus.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective August 7, 2013, we changed our name from “PediatRx Inc.” to “Quint Media Inc.” to better reflect our new business. We effected this name change by a merger with our wholly owned subsidiary, Quint Media Inc., which was incorporated solely to effect a change in our name.

Effective August 7, 2013, we also effected a three for one forward stock split of our authorized, and issued and outstanding shares of common stock. Our authorized common stock increased from 150,000,000 shares of common stock to 450,000,000 shares of common stock, and our issued and outstanding capital increased from 20,836,000 shares of common stock to 62,508,000 shares of common stock.

The name change and the forward stock split became effective with the OTC Markets at the opening for trading on August 7, 2013 under the new symbol “PEDXD”. Our new CUSIP number is 74874T104. Our stock symbol is expected to be changed to “QUNI” on September 4, 2013.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1	Certificate of Change dated effective August 7, 2013
3.2	Articles of Merger dated effective August 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEDIATRX INC.

/s/ Constantin Dietrich
Constantin Dietrich
President, Chief Executive Officer, Chief Financial Officer,
Secretary and Treasurer and Director
August 7, 2013